Exhibit 23.2

                          INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Carolina First Corporation on Form S-4 of our report dated March 27, 1998, relating to the balance sheet of Citizens First National Bank as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the three years ended December 31, 1997, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 27, 1998 relating to the financial statement schedules appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP
Jacksonville, Florida
March 3, 1999